Exhibit 99 (a)(1)(I)

PRELIMINARY COPY

Amended and Restated

Offer Letter to Exchange for Shares of Common Stock

by

RMG NETWORKS HOLDING CORPORATION

of

up to 13,066,666 of its Outstanding Warrants

at an Exchange Rate of one Share for each Eight Warrants

and Consent Solicitation

THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME,

ON [•], 2014, UNLESS THE OFFER PERIOD IS EXTENDED.

February 6, 2014

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration are the Amended and Restated Offer Letter and Consent Solicitation, dated February 6, 2014  (the “Offer Letter”), and the related Letter of Transmittal and Consent (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by RMG Networks Holding Corporation (the “Company”), a corporation incorporated under the laws of the State of Delaware, to the holders of the Company’s issued and outstanding warrants exercisable for shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), at an exercise price of $11.50 per share (the “Warrants”), to purchase an aggregate of 13,066,666 Shares, to permit, during the Offer Period, the exchange of one Share for each eight Warrants tendered. The “Offer Period” is the period of time commencing on February [•], 2014 and ending at 5:00 p.m., Eastern Time, on [•], 2014, or such later date to which the Company may extend the Offer (the “Expiration Date”).

As part of the Offer, the Company is also soliciting consents from the holders of the Warrants that were issued by the Company in connection with its April 2011 public offering of units (the “ Public Warrants ”) to the amendment (the “Warrant Amendment”) of the Warrant Agreement governing the Company’s outstanding warrants. If approved, the Warrant Amendment would permit the Company to require that all outstanding Public Warrants be converted into Shares, at the same eight-to-one ration applicable to the Offer, which would permit the Company to eliminate all of its currently outstanding Public Warrants. The foregoing is only a summary of the Warrant Amendment, and is qualified by reference to the full text of the Warrant Amendment, set forth as Annex A to the Offer Letter.

NO FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. IN LIEU OF ISSUING FRACTIONAL SHARES TO WHICH ANY HOLDER OF WARRANTS WHO WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF SHARES TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL SUCH FRACTIONAL SHARES OF SUCH HOLDER, UP TO THE NEXT WHOLE NUMBER OF SHARES.

WARRANTS NOT EXCHANGED FOR SHARES WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON APRIL 8, 2018 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS, UNLESS THE WARRANT AMENDMENT IS APPROVED AND THE COMPANY ELECTS TO REQUIRE THAT ALL OUTSTANDING PUBLIC WARRANTS BE CONVERTED INTO SHARES.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER TO EXCHANGE WARRANTS FOR COMMON STOCK. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

Enclosed with this letter are copies of the following documents:

1.

Letter of Transmittal, for your use in accepting the Offer and exchanging Warrants and for the information of your clients;

2.

Notice of Guaranteed Delivery with respect to Warrants, to be used to accept the Offer in the event (a) your Warrants are not immediately available, (b) the procedure for book-entry transfer cannot be completed on a timely basis, or (c) time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer Letter); and

3.

Form of letter that may be sent to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in Sections 1 through 4 of the Offer Letter.

We urge you to contact your clients promptly. Please note that the Offer Period and withdrawal rights will expire at 5:00 p.m., Eastern Time, on [•], 2014, unless the Offer Period is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer Letter) in connection with the tenders of Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions regarding the Offer may be directed to Morrow & Co., LLC, as Information Agent, at 470 West Avenue, Stamford, Connecticut 06902 (telephone number: Toll Free: (800) 662-5200 or (203) 658-9400 or email (rmgn.info@morrowco.com) or to Continental Stock Transfer & Trust Company, as Depositary, at 17 Battery Place, 8th Floor, New York, New York 10004 (telephone number: (212) 509-4000, Ext. 536).

Very truly yours,

RMG Networks Holding Corporation

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.